EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2015 Fourth Quarter and Full Year Results

Fourth quarter sales increase 13%; adjusted E.P.S. of $0.91 up 18%

Full year adjusted E.P.S. of $3.70, up 15%

ALPHARETTA, GEORGIA — February 16, 2016 — Neenah Paper, Inc. (NYSE:NP) today reported 2015 fourth quarter and full-year results.

Fourth Quarter Highlights

•            Net sales of $230.4 million rose 13 percent compared with $203.6 million in the prior year.

•            Adjusted earnings per share of $0.91 increased 18% compared with $0.77 in the prior year.

•            On a GAAP basis, earnings per diluted share were $0.85 in the fourth quarter of 2015 and $1.59 in the same quarter of 2014. GAAP earnings in both 2015 and 2014 include tax credits related to prior periods ($0.07 and $1.00, respectively) and costs for acquisitions, restructuring and other items ($0.13 and $0.18, respectively).

Full Year Highlights

•            Net sales of $887.7 million increased 6 percent compared with $839.7 million in the prior year.

•            Adjusted earnings per share of $3.70 grew 15 percent from $3.21 in the prior year.

•            On a GAAP basis, earnings per diluted share were $3.53 in 2015 and $3.99 in 2014. GAAP earnings in both 2015 and 2014 include tax credits related to prior periods ($0.07 and $1.00, respectively) and costs for acquisitions, restructuring and other items ($0.24 and $0.22, respectively).

•            Cash provided by operations of $111.2 million was up 18 percent from $94.5 million in 2014.

•            Key strategic initiatives were completed, including the acquisition of FiberMark on August 1 and the divestiture of the Lahnstein, Germany wall covering mill on October 31.

•            The Company announced a sixth consecutive year of a double-digit increase in dividends.

“Adjusted earnings” is a non-GAAP measure and is used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“2015 marked another year of consistently improving results for Neenah and our shareholders. While the top line was challenged by currency headwinds, both businesses delivered impressive bottom line growth, helping to increase operating margins by more than 100 basis points and maintain our attractive double digit Return on Capital,” said John O’Donnell, Chief Executive Officer.

“We continued to prioritize the deployment of cash flows towards the best opportunities that generate profitable growth, with spending on a nice-returning organic investment to expand global filtration capacity and a value-adding acquisition. In addition, we returned over $25 million of cash directly to shareholders through a higher dividend and opportunistic share repurchases. Even with all of these activities, we maintained our strong balance sheet, and are well-positioned as we move forward in 2016 with added capabilities and scale. Our focus remains on creating added value for our shareholders as we build Neenah into a faster growing, high-returning diversified specialty materials company.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $230.4 million in the fourth quarter of 2015 grew 13 percent compared with the prior year. Growth in 2015 reflected acquired sales, higher net selling prices and increased shipments of Technical Products that more than offset negative impacts from currency translation and lower Fine Paper & Packaging shipments.

Selling, general and administrative (SG&A) expense of $24.9 million in the fourth quarter of 2015 increased $3.3 million as a result of the acquired business.

Adjusted operating income of $24.5 million in 2015 ($20.9 million of GAAP) increased 13 percent compared with $21.6 million ($17.0 million of GAAP) in the fourth quarter of 2014. Higher income in 2015 resulted from improved manufacturing efficiencies and lower input costs that offset unfavorable impacts from currency translation and higher SG&A. Adjusted operating income excluded costs of $3.6 million in 2015 for integration and restructuring, and costs of $4.6 million in 2014 for pension settlement, integration, restructuring and debt extinguishment.

Net interest expense of $2.8 million in the fourth quarter of 2015 compared with $2.7 million in the prior year.

The adjusted income tax rate in the fourth quarter of both years included Research and Development (R&D) tax credits (primarily federal) earned for the current year and approved by Congress in December. The net credits recognized and adjusted tax rates for the fourth quarter were $1.6 million and 26 percent in 2015 and $1.8 million and 28 percent in 2014. Full year adjusted tax rates were 34 percent in 2015 and 32 percent in 2014. Excluded from adjusted tax rates and adjusted earnings are R&D tax credits related to prior year periods of $1.1 million in 2015 and $16.9 million in 2014.

Cash Flow and Balance Sheet

Cash provided from operations in the fourth quarter of 2015 was $31.7 million compared with $21.9 million in the fourth quarter of 2014. Higher cash flow in 2015 resulted primarily from increased operating income and reduced pension contributions.

Capital spending of $22.4 million in the fourth quarter of 2015 compared with $12.7 million in the prior year period. Higher spending in 2015 was primarily due to an investment to add transportation filtration capacity in North America that will be completed in late 2016.

Despite the higher capital spending, net debt (debt less cash) of $225.2 million at December 31, 2015 decreased $10.3 million compared with the end of the third quarter of 2015 as cash generated from operations was used to pay down debt.

Quarterly Segment Results

Technical Products net sales of $108.0 million increased 11 percent compared with prior year sales of $97.7 million. Excluding acquired sales and unfavorable currency translation, organic constant currency growth was more than 3 percent, primarily due to increased shipments of filtration and labels.

Adjusted operating income of $13.0 million in the fourth quarter of 2015 increased 21 percent compared with $10.7 million in the prior year. Improved operating efficiencies (including timing of an annual maintenance down in Germany) and lower input costs helped to offset increased SG&A and unfavorable currency translation. Including costs for restructuring and integration of $0.6 million in 2015 and $0.2 million in 2014, GAAP operating income grew 18 percent, from $10.5 million in 2014 to $12.4 million in 2015.

Fine Paper & Packaging net sales were $112.4 million, up 6 percent compared with $105.9 million in the prior year. Increased revenue was primarily due to acquired sales. Organic sales declined 4 percent, as higher net selling prices and increased consumer channel sales were offset by a decrease in shipments of lower margin special order business.

Adjusted operating income of $15.8 million in the fourth quarter of 2015 increased 4 percent compared with $15.2 million in the prior year. Income grew as a result of higher selling prices, lower input costs and lower SG&A spending. In 2015, adjusted operating income excluded $0.7 million of integration costs.

Unallocated Corporate and Other includes unallocated corporate costs and date and diary grades acquired from FiberMark. Unallocated corporate costs in the fourth quarter of 2015 were $4.8 million compared with $8.7 million in the prior year period. Corporate costs in 2015 included $0.3 million for restructuring and in 2014 included $4.4 million for pension settlement, restructuring and debt extinguishment. Excluding these items, unallocated costs were $0.2 million higher in 2015.

Fourth quarter sales of Other grades were $10.0 million in 2015, with adjusted operating income of $0.2 million. On a GAAP basis, results included $2.0 million of costs for integration activities, including the planned closure of a former Fibermark mill in Fitchburg, Massachusetts on December 31, which contributed to a reported loss of $1.8 million.

Full Year 2015 Consolidated Results

Consolidated net sales of $887.7 in 2015 were 6 percent higher than the prior year due to organic Technical Products volume growth, incremental sales from the FiberMark acquisition and higher average selling prices that combined more than offset unfavorable currency exchange effects of $39 million and lower Fine Paper & Packaging shipments. Excluding acquired FiberMark sales and impacts from currency, consolidated net sales increased $28.4 million, or 3 percent, from the prior year.

Technical Products sales increased 6 percent as 10 percent growth from heritage businesses were boosted by 6 percent growth from FiberMark sales and partly offset by a 10 percent reduction in sales due to currency translation.  Net sales of Fine Paper and Packaging increased 2 percent due to incremental acquired sales of 4 percent which more than offset a 2 percent decline in organic sales.

Consolidated operating income of $101.4 million in 2015 increased 17 percent from the prior year primarily due to lower manufacturing input costs, higher net selling prices and Technical Products volume growth that more than offset increased SG&A, lower organic Fine Paper and Packaging volume and unfavorable currency effects. Excluding the Fibermark acquisition, currency effects and one-time charges of $6.5 million in 2015 and $6.0 million in 2014 (as shown on the GAAP reconciliation table later in this release), adjusted operating income in 2015 increased $18.8 million, or 20% from the prior year.

Earnings per diluted common share of $3.53 decreased 11 percent from $3.99 in 2014 primarily due to substantial prior period tax credits recognized in 2014. After excluding these and other items noted in the GAAP reconciliation table, adjusted earnings per share increased 15 percent to $3.70 in 2015 from $3.21 in 2014.

Cash provided by operating activities of $111.2 million for 2015 was $16.7 million higher than $94.5 million in the prior year.  The increase was primarily due to increased operating income and lower contributions for post-retirement benefit obligations that were only partly offset by additional working capital requirements and higher cash tax payments in 2015.

Capital spending of $48.1 million increased from $27.9 million in 2014 primarily due to an investment to add transportation filtration capacity in the US that will be completed in late 2016.

As of December 31, 2015, cash on hand was $4.2 million and debt was $229.4 million. Compared with year-end 2014, cash decreased by $68.4 million and debt increased by only $1.2 million despite higher capital spending and the $123 million acquisition of FiberMark in the year.

Discontinued Operations

On October 31, 2015, the Company sold its paper mill located in Lahnstein, Germany to a privately-owned German company. For the ten month period in 2015, the Lahnstein Mill had sales of $43 million and operating income of $0.2 million. The Buyer acquired all assets and liabilities of this business, including pension and related liabilities of $21 million, and the Company received net cash proceeds of $5 million. Financial results for Lahnstein have been restated as discontinued operations in the income statement for all periods, and assets and liabilities have been classified as assets held for sale on the December 2014 balance sheet. In 2015, the loss from Discontinued Operations was $9.4 million (primarily due to a loss on the sale). In 2014, Income from Discontinued Operations was $0.7 million.

Outlook

Key assumptions for selected items in 2016 are as follows:

•                  The US dollar is projected to be stronger versus the euro in 2016. A five cent change impacts annual sales by approximately $10 million and pre-tax income by approximately $2.5 million, including impacts from both currency translation and transactional exposure.

•                  Input costs for energy and raw materials are projected to decline modestly in 2016 and should help to offset negative impacts from currency.

•                  Following the closure of the Fitchburg mill, annual FiberMark sales are expected to be $130 to $135 million, with synergies of $4 million, ahead of the $2 to $3 million range previously communicated.

•                  Pension and Other Post Retirement expense is expected to increase by $2 million to $12 million and cash contributions are expected to increase to $14 million.

•                  The effective tax rate is expected to be approximately 34 percent, including credits earned for R&D investments. With the consumption of existing tax credits, the cash tax rate will be approximately 20 percent.

•                  Capital spending is expected to be approximately $65 million primarily related to completion of an investment in North American transportation filtration capacity. Non-capital expenses associated with this project are expected to be $3 million. Commercial operations are forecast to begin as planned in the first quarter of 2017.

•                  Direct cash returns to shareholders will reflect the announced higher dividend rate for 2016 and opportunistic share buybacks under an approved $25 million repurchase plan.

Conference Call

A conference call and webcast to discuss fourth quarter and full year earnings and other matters of interest will be held as noted below.

Date: Wednesday, February 17, 2016

Time: 11:00 a.m. Eastern Time

Dial-In #:  (888) 893-0989 US/Canada or (706) 758-4223 International

Confirmation ID Code: 39924580

Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events/Presentations page. To participate actively in the call, parties should use the telephone dial-in numbers.

A replay of the call will be available through the company’s web site until March 16, 2016 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 39924580.

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United Kingdom. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

RECONCILIATION TO GAAP MEASURES

CONTINUING OPERATIONS

(In millions)

	Fourth Quarter		YTD
	2015	2014	2015	2014
GAAP Operating Income	$20.9	$17.0	$101.4	$86.6
Integration/Restructuring Costs	3.6	0.9	6.5	2.3
Pension Settlement Charge	—	3.5	—	3.5
Early Extinguishment of Debt	—	0.2	—	0.2
Total adjustments	3.6	4.6	6.5	6.0

Adjusted operating income	$24.5	$21.6	$107.9	$92.6

GAAP Income	$14.5	$27.2	$60.5	$68.0
Integration/Restructuring Costs	2.2	0.5	4.0	1.4
Pension Settlement Charge	—	2.2	—	2.2
Early Extinguishment of Debt	—	0.1	—	0.1
Prior year R&D tax credit	(1.1)	(16.9)	(1.1)	(16.9)
Total adjustments	1.1	(14.1)	2.9	(13.2)

Adjusted Income	$15.6	$13.1	$63.4	$54.8

GAAP Earnings per Diluted Common Share	$0.85	$1.59	$3.53	$3.99

Integration/Restructuring Costs	0.13	0.04	0.24	0.08
Pension Settlement Charge	—	0.13	—	0.13
Early Extinguishment of Debt	—	0.01	—	0.01
Prior year R&D tax credit	(0.07)	(1.00)	(0.07)	(1.00)
Total adjustments	0.06	(0.82)	0.17	(0.78)

Adjusted diluted EPS	$0.91	$0.77	$3.70	$3.21

Diluted Shares	16,999	16,983	17,012	16,872

SEGMENT RECONCILIATION

	Fourth Quarter		YTD
	2015	2014	2015	2014
Technical Products
GAAP Operating Income	$12.4	$10.5	$54.1	$46.1
Integration/Restructuring Costs	0.6	0.2	1.8	1.6
Adjusted operating income	$13.0	$10.7	$55.9	$47.6

Fine Paper & Packaging
GAAP Operating Income	$15.1	$15.2	$67.3	$60.8
Integration/Restructuring Costs	0.7	—	1.5	—
Adjusted operating income	$15.8	$15.2	$68.8	$60.8

Other/Unallocated Corporate
GAAP Operating Income	$(6.6)	$(8.7)	$(20.0)	$(20.2)
Integration/Restructuring Costs	2.3	0.7	3.2	0.7
Pension Settlement Charge	—	3.5	—	3.5
Early Extinguishment of Debt	—	0.2	—	0.2
Adjusted operating income	$(4.3)	$(4.3)	$(16.8)	$(15.8)

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net Sales	$230.4	$203.6	$887.7	$839.7
Cost of products sold	180.9	160.7	692.3	668.9
Gross Profit	49.5	42.9	195.4	170.8
Selling, general and administrative expenses	24.9	21.6	86.5	78.0
One-time adjustments (1) (2)	3.6	4.6	6.5	6.0
Other (income) expense - net	0.1	(0.3)	1.0	0.2
Operating Income	20.9	17.0	101.4	86.6
Interest expense-net	2.8	2.7	11.5	11.1
Income From Continuing Operations Before Income Taxes	18.1	14.3	89.9	75.5
Provision (benefit) for income taxes	3.6	(12.9)	29.4	7.5
Income From Continuing Operations	14.5	27.2	60.5	68.0
Income (loss) from discontinued operations, net of income taxes	(2.5)	(0.3)	(9.4)	0.7
Net Income	$12.0	$26.9	$51.1	$68.7

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.86	$1.61	$3.58	$4.05
Discontinued Operations	(0.15)	(0.02)	(0.56)	0.04
	$0.71	$1.59	$3.02	$4.09

Diluted
Continuing Operations	$0.85	$1.59	$3.53	$3.99
Discontinued Operations	(0.15)	(0.02)	(0.55)	0.04
	$0.70	$1.57	$2.98	$4.03

Weighted Average Common
Shares Outstanding (000s)
Basic	16,775	16,694	16,754	16,584

Diluted	16,999	16,983	17,012	16,872

(1) Results for the three months ended December 31, 2015, include integration and restructuring costs of $3.6 million.  Results for the three months ended December 31, 2014, include integration and restructuring costs of $0.9 million, a pension plan settlement charge of $3.5 million and costs related to the early extinguishment of debt of $0.2 million.

(2) Results for the year ended December 31, 2015, include integration and restructuring costs of $6.5 million.  Results for the year ended December 31, 2014, include integration and restructuring costs of $2.3 million, a pension plan settlement charge of $3.5 million and costs related to the early extinguishment of debt of $0.2 million.

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net Sales:
Technical Products	$108.0	$97.7	$429.2	$403.6
Fine Paper and Packaging	112.4	105.9	442.7	436.1
Other	10.0	—	15.8	—
Consolidated	$230.4	$203.6	$887.7	$839.7

Operating Income (Loss):
Technical Products	$12.4	$10.5	$54.1	$46.0
Fine Paper and Packaging	15.1	15.2	67.3	60.8
Other	(1.8)	—	(2.0)	—
Unallocated corporate costs	(4.8)	(8.7)	(18.0)	(20.2)
Consolidated	$20.9	$17.0	$101.4	$86.6

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$4.2	$72.6
Accounts receivable - net	97.3	84.7
Inventories	120.6	101.2
Prepaid and other current assets	24.5	14.3
Assets held for sale	—	46.3
Total current assets	246.6	319.1
Property, plant and equipment - net	323.0	241.7
Deferred income taxes	20.0	45.7
Goodwill and other intangibles - net	151.3	107.1
Other non-current assets	10.5	10.9
Total assets	$751.4	$724.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.2	$1.4
Accounts payable	53.7	44.5
Accrued expenses	51.2	43.8
Liabilities related to facilities held for sale	—	27.3
Total current liabilities	106.1	117.0
Long-term debt	228.2	226.8
Deferred income taxes	11.8	9.9
Noncurrent employee benefits	89.7	80.9
Other noncurrent obligations	4.0	1.2
Total liabilities	439.8	435.8
Stockholders’ equity	311.6	288.7
Total liabilities and stockholders’ equity	$751.4	$724.5

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Year Ended December 31,
	2015	2014
Operating Activities
Net income	$51.1	$68.7
Depreciation and amortization	31.5	30.0
Deferred income tax provision	8.3	3.7
Stock-based compensation	6.5	6.0
Excess tax benefit from stock-based compensation	(2.6)	(5.6)
Loss on sale of discontinued operations	12.0	—
Pension settlement charge, net of plan payments	—	3.5
Loss on early extinguishment of debt	—	0.2
Non-cash effects of changes in FIN 48 accruals	(0.1)	(2.0)
Decrease (increase) in working capital	1.8	9.0
Pension and other postretirement benefits	2.9	(18.3)
Other	(0.2)	(0.7)
Cash provided by operating activities	111.2	94.5
Investing Activities
Capital expenditures	(48.1)	(27.9)
Net proceeds from sale of discontinued operations	5.4	—
Acquisitions	(118.2)	(72.4)
Purchase of equity investment	—	(2.9)
Other	0.8	(1.7)
Cash used in investing activities	(160.1)	(104.9)
Financing Activities
Net increase in debt	6.0	22.6
Share purchases	(8.4)	(4.5)
Proceeds from exercise of stock options	1.2	3.6
Excess tax benefit from stock-based compensation	2.6	5.6
Cash dividends paid	(20.3)	(17.1)
Other	0.1	—
Cash (used in) provided by financing activities	(18.8)	10.2
Effect of exchange rates on cash and cash equivalents	(0.7)	(0.6)
Decrease in cash and cash equivalents	(68.4)	(0.8)
Cash and cash equivalents, beginning of year	72.6	73.4
Cash and cash equivalents, end of year	$4.2	$72.6